Exhibit 10(DD)
CONTRIBUTION NOTE PURCHASE AGREEMENT
Between
DONEGAL MUTUAL INSURANCE COMPANY
and
SHEBOYGAN FALLS MUTUAL INSURANCE COMPANY
DATED AS OF DECEMBER 27, 2006

(i)

(ii)

		Page
9.7	Titles and Headings	43
9.8	Entire Agreement; Statements as Representations	43
9.9	Specific Performance	43

SIGNATURES		44
APPENDICES:

(iii)

CONTRIBUTION NOTE PURCHASE AGREEMENT
     THIS CONTRIBUTION NOTE PURCHASE AGREEMENT (this “Agreement”) made as of this 27th day of December, 2006 between DONEGAL MUTUAL INSURANCE COMPANY, a Pennsylvania mutual fire insurance company (“Donegal Mutual”) and SHEBOYGAN FALLS MUTUAL INSURANCE COMPANY, a Wisconsin mutual fire and casualty insurance company (“Sheboygan Falls”).
WITNESSETH:
     WHEREAS, Sheboygan Falls proposes to issue a contribution note (the “Note”), the repayment of which would be subordinated to the claims of policyholders of Sheboygan Falls and otherwise be in compliance with applicable provisions of the Wisconsin Insurance Code and the regulations of the Commissioner of Insurance of the State of Wisconsin, in the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) in substantially the form of Appendix A;
     WHEREAS, Donegal Mutual proposes to purchase the Note;
     WHEREAS, Donegal Mutual and Sheboygan Falls propose that Sheboygan Falls will (i) make certain changes in the composition of the Board of Directors of Sheboygan Falls in connection with the transactions contemplated by this Agreement, (ii) adopt Amended and Restated Bylaws in substantially the form of Appendix C and (iii) enter into employment agreements with four of its executive officers in substantially the form of Appendices D-1 and D-2;
     WHEREAS, Donegal Mutual and Sheboygan Falls propose that Donegal Mutual and Sheboygan Falls enter into: (i) a Services Agreement in substantially the form of Appendix B whereby Donegal Mutual will provide the services specified therein to Sheboygan Falls in accordance with the terms of such Agreement, (ii) a Technology License Agreement in substantially the form of Appendix E whereby Donegal Mutual will license certain of its computer applications and systems to Sheboygan Falls in accordance with the terms of such Agreement and (iii) a Retrocessional Reinsurance Agreement in substantially the form of Appendix F, whereby Sheboygan Falls will cede all of its business to Donegal Mutual and Donegal Mutual will retrocede all of such business to Sheboygan Falls in accordance with the terms of such Agreement;
     WHEREAS, the Board of Directors of Donegal Mutual has approved this Agreement, the Services Agreement, the Technology License Agreement and the Retrocessional Reinsurance Agreement by resolutions duly adopted; and

     WHEREAS, the Board of Directors of Sheboygan Falls has approved this Agreement, the Note, the Services Agreement, the Technology License Agreement, the Retrocessional Reinsurance Agreement, the Amended and Restated Bylaws and the Employment Agreements by resolutions duly adopted;
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound hereby, Donegal Mutual and Sheboygan Falls agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following words or phrases have the following meanings:
     “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of 10% or more of any class of voting stock or of any form of voting equity interest of such other Person in the case of a Person that is not a corporation. For purposes of this definition, “control”, including the terms “controlling” and “controlled”, means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     “Agreement” shall have the meaning ascribed to it in the preamble.
     “Ancillary Documents” shall mean the Note, the Services Agreement, the Employment Agreements, the Technology License Agreement and the Retrocessional Reinsurance Agreement.
     “Amended and Restated Bylaws” shall mean the Amended and Restated Bylaws of Sheboygan Falls in substantially the form of Appendix C.
     “Annual Statements” shall mean the annual statements of condition and affairs filed pursuant to the Wisconsin Insurance Code.
     “Assets” shall mean all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, tangible and intangible, and things in action relating thereto, including, without limitation, cash and cash equivalents, securities, including, without limitation, exempted securities under the Securities Act of 1933, as amended (the “Securities Act”), receivables, recoverables from reinsurance and otherwise, deposits and advances, loans, agents balances, real property, together with buildings, structures and the improvements thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other assets or property, leases, licenses, permits, approvals, authorizations, joint venture agreements, contracts or commitments, whether written or oral, policy forms, training materials, underwriting manuals, lists of policyholders and agents, processes, trade secrets, know-how, computer software, computer programs and source codes, protected formulae, all other Intellectual Property, research, goodwill, prepaid expenses, books of account, records, files, invoices, data, rights, claims and privileges and any other assets whatsoever.
     “Closing” and “Closing Date” shall have the respective meanings set forth in Section 2.3.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commissioner of Insurance” shall mean the Commissioner of Insurance of the State of Wisconsin.
     “Condition” shall mean, as to a Person, the financial condition, business, results of operations, prospects, liabilities and/or properties or other Assets of such Person.
     “Contract” shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral, including, without limitation, an Insurance Contract.
     “Disclosure Schedule” or “Schedule” shall mean the Schedules attached to this Agreement.
     “Donegal Mutual” shall have the meaning ascribed to it in the preamble.
     “Donegal Mutual Adverse Effect” shall mean a material adverse effect on the Condition of Donegal Mutual, taken as a whole, other than resulting from general economic or financial conditions that do not affect Donegal Mutual uniquely.
     “Donegal Mutual Property” shall mean any property on which Donegal Mutual holds a Lien or any facility that is owned by Donegal Mutual or in the management of which Donegal Mutual actively participates.
     “Employment Agreements” shall mean the Employment Agreements to be entered into between Sheboygan Falls and Lee F. Wilcox in substantially the form of Appendix D-1 and between Sheboygan Falls and each of Bradford C. Bailey, Daniel A. Kussart and Janice L. Tupper in substantially the form of Appendix D-2.
     “Employee Welfare Plan” shall have the meaning set forth in Section 3(1) of ERISA.

     “Environmental Claim” shall mean any written notice by a Person alleging actual or potential Liability, including, without limitation, potential Liability for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty, arising out of, based on or resulting from (a) the presence, transport, disposal, discharge or release, of any Hazardous Materials at any location, whether or not owned by Sheboygan Falls, as the case may be, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.
     “Environmental Law” shall mean all federal, state, local and foreign Laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, or the presence of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean, with respect to Sheboygan Falls, any trade or business that together with Sheboygan Falls would be deemed a “single employer” within the meaning of Section 4001(a)(14) of ERISA.
     “Existing Confidentiality Agreements” shall mean the Confidentiality Agreements between Sheboygan Falls and Donegal Mutual dated as of January 11, 2006 and October 31, 2006.
     “Governmental Entity” shall mean a court, legislature, governmental agency, commission or administrative or regulatory authority or instrumentality, domestic or foreign.
     “Hazardous Materials” shall mean any (i) “hazardous substance,” “pollutants,” or “containment” as defined in Sections 101(14) and (33) of the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”) or the regulations issued pursuant to Section 102 of CERCLA, including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (“FWCPA”); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (“RCRA”) or having the characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWCPA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended; (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substance Control Act, as amended; (viii) source, special nuclear or by-product material as defined by the Atomic Energy Act of 1954, as amended; (ix) asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products and (xi) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law.
     “Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force and effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or noise, each as amended and as now or hereafter in effect.
     “Insurance Contract” shall mean any Contract of insurance including, without limitation, reinsurance contracts issued by Sheboygan Falls.
     “Insurance License” shall mean a License granted by a Governmental Entity to transact an insurance or reinsurance business.
     “Intellectual Property” shall mean (i) all inventions whether patentable or unpatentable and whether or not reduced to practice, all improvements thereof and all patents, applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals thereof; (v) all trade secrets and confidential business information including ideas, research and development, know-how, formulas, data, designs, drawings, specifications, policy forms, training materials, underwriting manuals, pricing and cost information and business and marketing plans and proposals; (vi) all computer software including data and related documentation; (vii) all other proprietary rights and (vii) all copies and tangible embodiments thereof in whatever form or medium.
     “Investment Assets” shall mean bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership interests and other equity interests, real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other Assets acquired for investment purposes.
     “IRS” shall mean the Internal Revenue Service.
     “Knowledge” shall mean the knowledge of the relevant Person, after due inquiry by its appropriate officer or officers.
     “Law” shall mean a law, ordinance, rule or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.
     “Liability” shall mean a liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or other and whether known or unknown, including, without limitation, any liability, obligation, claim or cause of action arising as a result of an Insurance Contract.
     “License” shall mean a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a Governmental Entity.
     “Lien” shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy or other encumbrance of any kind.
     “Losses” shall mean losses, claims, damages, costs, expenses, Liabilities and judgments, including, without limitation, court costs and attorneys’ and expert witness fees.
     “Note” shall mean the Contribution Note to be issued by Sheboygan Falls to Donegal Mutual in substantially the form of Appendix A.
     “OCI” shall mean the Office of the Commissioner of Insurance of the State of Wisconsin.
     “Officers’ Certificate” shall mean, with respect to any Person, a certificate executed by the Chief Executive Officer, the President or an appropriate Vice President of such Person, as attested by the Secretary or an Assistant Secretary of such Person.
     “Ordinary Course of Business” shall mean an action taken by a Person if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person or by any Person or group of Persons exercising similar authority or by a parent company and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or by any Person or group of Persons exercising similar authority or by a parent company, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     “Order” shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator or Governmental Entity.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor entity.
     “Permits” shall have the meaning set forth in Section 3.10(d).
     “Permitted Liens” shall mean as to Sheboygan Falls, (i) all Liens approved in writing by Donegal Mutual, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the Ordinary Course of Business of Sheboygan Falls and that is not delinquent and can be paid without interest or penalty and (iii) such Liens and other imperfections of title that do not materially detract from the value or impair the use of the property subject thereto.
     “Person” shall mean an individual, corporation, partnership, association, joint stock company, Governmental Entity, business trust, unincorporated organization or other legal entity.
     “Proceedings” shall mean actions, suits, hearings, claims and other similar proceedings.
     “Quarterly Statements” shall mean the quarterly statements of condition and affairs filed pursuant to state insurance Laws.
     “Reorganization Proposal” shall have the meaning set forth in Section 5.8.
     “Required Filings and Approvals” shall mean the filing of this Agreement with and the approval of such by the Commissioner of Insurance, and such other applications, registrations, declarations, filings, authorizations, Orders, consents and approvals as may be required to be made or obtained prior to consummation of the transactions contemplated hereby under the Laws of any jurisdiction.
     “Retrocessional Reinsurance Agreement” shall mean the Retrocessional Reinsurance Agreement between Donegal Mutual and Sheboygan Falls in substantially the form of Appendix F.
     “SAP” shall mean statutory accounting practices as prescribed or permitted by the Commissioner of Insurance and the National Association of Insurance Commissioners subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes.
     “Sanders” shall mean Sanders Morris Harris, Inc.
     “Services Agreement” shall mean the Services Agreement between Donegal Mutual and Sheboygan Falls in substantially the form of Appendix B.

     “Sheboygan Falls” shall have the meaning ascribed to it in the preamble.
     “Sheboygan Falls Adverse Effect” shall mean a material adverse effect on the Condition of Sheboygan Falls, taken as a whole, other than resulting from general economic or financial conditions that do not affect Sheboygan Falls uniquely.
     “Sheboygan Falls Financial Statements” shall have the meaning set forth in Section 3.4.
     “Sheboygan Falls Property” shall mean any property on which Sheboygan Falls holds a Lien or any facility that is owned by Sheboygan Falls or in the management of which Sheboygan Falls actively participates.
     “Subsidiary” of a Person means any Person with respect to whom such specified Person, directly or indirectly, beneficially owns 50% or more of the equity interests in, or holds the voting control of 50% or more of the equity interests in, such Person.
     “Taxes” shall mean all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profits taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing authority, domestic or foreign, upon Sheboygan Falls, including, without limitation, all such amounts imposed as a result of being a member of an affiliated or combined group.
     “Tax Returns” or “Returns” shall mean all tax returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or foreign Laws.
     “Technology License Agreement” shall mean the Technology License Agreement between Donegal Mutual and Sheboygan Falls in substantially the form of Appendix E.
     “Wisconsin Insurance Code” shall mean Chapters 611 and 617 of the Wisconsin Insurance Code, as amended, and the regulations promulgated thereunder.
ARTICLE II
SALE AND PURCHASE OF NOTE
     2.1 Sale and Purchase of Note. Upon the terms, conditions, representations and warranties herein set forth, Sheboygan Falls hereby agrees to sell the Note to Donegal Mutual and Donegal Mutual hereby agrees to purchase the Note from Sheboygan Falls.

     2.2 Payment of Purchase Price and Delivery of Note. The purchase price of the Note shall be Three Million Five Hundred Thousand Dollars ($3,500,000). The entire purchase price of the Note is to be paid in cash by Donegal Mutual to Sheboygan Falls on the Closing Date against delivery of the Note.
     2.3 Closing Date.
          (a) Subject to the fulfillment of the conditions precedent specified in Article VI, the transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. on the second business day following the date on which all of the conditions set forth in Article VI shall have been fulfilled (the “Closing Date”). Unless otherwise mutually agreed by Donegal Mutual and Sheboygan Falls, the Closing shall be held at the offices of Foley & Lardner LLP, 150 East Gilman, Madison, Wisconsin 53703.
          (b) At the Closing, Sheboygan Falls shall deliver to Donegal Mutual (i) copies of each resolution adopted by the Board of Directors of Sheboygan Falls approving and adopting this Agreement, the Note, the Services Agreement, the Employment Agreements, the Technology License Agreement, the Retrocessional Reinsurance Agreement and the Amended and Restated Bylaws and authorizing the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Sheboygan Falls that each such resolution is then in full force and effect and without amendment; (ii) any Officers’ Certificates specified in Section 6.2 duly executed by Sheboygan Falls; (iii) the Services Agreement duly executed by Sheboygan Falls; (iv) the Technology License Agreement duly executed by Sheboygan Falls; (v) the Retrocessional Reinsurance Agreement duly executed by Sheboygan Falls; (vi) the Note duly executed by Sheboygan Falls; (vii) duly executed copies of the resignations of four current members of the Board of Directors of Sheboygan Falls designated by Sheboygan Falls and evidence of the election of six designees of Donegal Mutual to Sheboygan Falls’ Board of Directors as specified in Section 6.2(d); (viii) evidence of the termination of any severance or similar agreement required by Section 6.2(e) and (ix) duly executed copies of the Employment Agreements as specified in Section 6.2(e).
          (c) At the Closing, Donegal Mutual shall deliver to Sheboygan Falls (i) copies of each resolution adopted by the Board of Directors of Donegal Mutual approving and adopting this Agreement, the Services Agreement, the Technology License Agreement and the Retrocessional Reinsurance Agreement and authorizing the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Donegal Mutual that each such resolution is then in full force and effect and without amendment; (ii) the Services Agreement duly executed by Donegal Mutual; (iii) the Technology License Agreement duly executed by Donegal Mutual; (iv) the Retrocessional Reinsurance Agreement duly executed by Donegal Mutual and (v) any Officers’ Certificate specified in Section 6.3 duly executed by Donegal Mutual.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHEBOYGAN FALLS
     As an inducement to Donegal Mutual to enter into this Agreement and to consummate the transactions contemplated herein, Sheboygan Falls represents and warrants to Donegal Mutual and agrees as follows:
     3.1 Organization and Standing.
          (a) Sheboygan Falls is a mutual fire and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Sheboygan Falls is not admitted to transact an insurance business as a foreign insurance company in any state.
          (b) Sheboygan Falls has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate the Sheboygan Falls Property and to carry on its business as now conducted.
     3.2 Subsidiaries. Sheboygan Falls has no subsidiaries.
     3.3 Authorization. Sheboygan Falls has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, and to adopt the Amended and Restated Bylaws and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Note, the Services Agreement, the Employment Agreements, the Technology License Agreement and the Retrocessional Reinsurance Agreement, the consummation of the transactions contemplated hereby and thereby and the adoption of the Amended and Restated Bylaws (which Amended and Restated Bylaws are subject to the approval of the OCI) have been duly approved and authorized by the Board of Directors of Sheboygan Falls. No other corporate proceedings on the part of Sheboygan Falls are necessary to authorize this Agreement, the Note, the Services Agreement, the Employment Agreements, the Technology License Agreement and the Retrocessional Reinsurance Agreement and the transactions contemplated hereby and thereby and the adoption of the Amended and Restated Bylaws. This Agreement, and the Ancillary Documents, when executed and delivered by Sheboygan Falls and assuming the due execution thereof by the other parties thereto, will constitute the valid, legal and binding agreements of Sheboygan Falls enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. Neither the execution nor the delivery of this Agreement or the Ancillary

Documents or the adoption of the Amended and Restated Bylaws nor the consummation of the transactions contemplated hereby or thereby, nor compliance with nor fulfillment of the terms and provisions hereof or thereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Restated Articles of Incorporation or the Amended and Restated Bylaws of Sheboygan Falls, or any instrument, agreement, mortgage, judgment, Order, award, decree or other restriction to which Sheboygan Falls is a party; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, Order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of Sheboygan Falls under such instrument, agreement, mortgage, judgment, Order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court or Governmental Entity, except (y) the Required Filings and Approvals and (z) any approval, consent or authorization the failure of which to obtain would not, individually or in the aggregate, have a Sheboygan Falls Adverse Effect.
     3.4 Financial Statements; Examinations.
          (a) Sheboygan Falls has furnished to Donegal Mutual the balance sheets of Sheboygan Falls as of December 31, 2003, 2004 and 2005 and the related statements of operations and of changes in financial position for the periods then ended, together with appropriate notes to such financial statements (collectively, the “Sheboygan Falls Financial Statements”). Sheboygan Falls will furnish to Donegal Mutual, if available prior to Closing, the balance sheet of Sheboygan Falls as of December 31, 2006 and the related statements of operations and of changes in financial position for the period then ended, together with appropriate notes to such financial statements, which shall also constitute “Sheboygan Falls Financial Statements.” The Sheboygan Falls Financial Statements are accompanied by the reports thereon by Dippold & Associates, LLC, independent certified public accountants. The Sheboygan Falls Financial Statements are correct and complete in all material respects and fairly present the financial position of Sheboygan Falls as at the respective dates thereof, the results of its operations and the changes in its financial position for the respective periods covered thereby and have been prepared in conformity with SAP consistently applied throughout all periods.
          (b) Each of the Annual Statements for 2003, 2004 and 2005 and, if available, for 2006 was or will be in compliance in all material respects with applicable Law when filed.
          (c) The most recently completed report of examination of Sheboygan Falls conducted by the OCI was for the period set forth in Schedule 3.4(C), and a complete and correct copy of such report is attached to Schedule 3.4(C).
          (d) Since the dates of all examinations referred to in Schedule 3.4(C), Sheboygan Falls has not been the subject of further examination by any insurance

Governmental Entity, and Sheboygan Falls is not currently undergoing examination by any insurance Governmental Entity.
          (e) Schedule 3.4(E) sets forth a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by Sheboygan Falls at any bank or other financial institution, (ii) the names of the persons authorized to sign or otherwise act with respect thereto and (iii) powers of attorney for Sheboygan Falls with respect thereto.
     3.5 Material Changes Since December 31, 2005. Since December 31, 2005, the business of Sheboygan Falls has been operated only in the ordinary course and, whether or not in the Ordinary Course of Business of Sheboygan Falls, other than as disclosed in this Agreement or the Schedules referred to herein, there has not been, occurred or arisen (i) any material adverse change in the Condition of Sheboygan Falls from that shown on the balance sheet of Sheboygan Falls as of December 31, 2005 referred to in Section 3.4; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any Asset that is material to the financial condition, operations or business of Sheboygan Falls; (iii) any material increase in any employee benefit plan listed in Section 3.18; (iv) any amendment or termination of any agreement, or cancellation or reduction of any debt owing to Sheboygan Falls or waiver or relinquishment of any right of material value to Sheboygan Falls or (v) any other event, condition or state of facts of any character that would constitute a Sheboygan Falls Adverse Effect.
     3.6 Availability of Assets and Legality of Use. The Assets owned or leased by Sheboygan Falls constitute all of the Assets that are being used in its business, and such Assets, to the Knowledge of Sheboygan Falls, are in good and serviceable condition, normal wear and tear excepted, and suitable and adequate for the uses for which intended and such Assets and their uses conform in all material respects to all applicable Laws. Such Assets will be sufficient for the continued conduct of Sheboygan Falls’ business immediately after the Closing in substantially the same manner as Sheboygan Falls’ business was conducted immediately prior to the Closing.
     3.7 Title to Property. Sheboygan Falls has good and marketable title to all of its Assets, including the Assets reflected on the December 31, 2005 balance sheet referred to in Section 3.4 and all of the Assets thereafter acquired by it, except to the extent that such Assets have thereafter been disposed of for fair value in the Ordinary Course of Business of Sheboygan Falls.
     3.8 Books and Records. The books of account, minute books and other records of Sheboygan Falls, all of which have been made available to Donegal Mutual, are complete and correct and have been maintained in accordance with sound business practices and the requirements of the Wisconsin Insurance Code and any other applicable Laws, including the maintenance of an adequate system of internal controls. Since January 1, 2001, the minute books of Sheboygan Falls contain accurate and complete records of all meetings held of, and corporate action taken by, the policyholders, the Board of Directors and committees of the Board of Directors of Sheboygan Falls, and no meeting of any such policyholders, Board of Directors or committees thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the aforementioned books and records will be in the possession of Sheboygan Falls.
     3.9 Accounts Receivable. All accounts receivable reflected on the December 31, 2005 balance sheet referred to in Section 3.4 and all accounts receivable arising subsequent to such date and prior to the date hereof, not collected at the date hereof, have arisen from bona fide transactions in the Ordinary Course of Business of Sheboygan Falls. To the Knowledge of Sheboygan Falls, none of such receivables is subject to counterclaims or set-offs or is in dispute and all of such accounts are good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, subject in each case to the allowance for possible losses shown on such balance sheet. All accounts receivable existing on the Closing Date will be good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the December 31, 2005 balance sheet referred to in Section 3.4.
     3.10 Compliance with Legal Requirements; Governmental Authorizations. Schedule 3.10 contains a complete and accurate list and copy of its license to transact insurance in Wisconsin and each other material license, permit and other authorization held by Sheboygan Falls in the operation of its business. Except as set forth in Schedule 3.10:
          (a) To the Knowledge of Sheboygan Falls, Sheboygan Falls is, and at all times since January 1, 2001 has been, in compliance in all material respects with the Wisconsin Insurance Law, and all other Laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets.
          (b) To the Knowledge of Sheboygan Falls, no event has occurred or circumstance exists that with or without notice or lapse of time (i) may constitute or result in a violation by Sheboygan Falls of, or a failure on the part of Sheboygan Falls to comply with, any Law in any material respect or (ii) may give rise to any material obligation on the part of Sheboygan Falls to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (c) Sheboygan Falls has not received, at any time since January 1, 2001, any oral or written notice or other communication from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law in any material respect or (ii) any actual, alleged, possible or potential material obligation that may give rise on the part of Sheboygan Falls to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

          (d) Sheboygan Falls possesses all material licenses, permits and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted and each of Sheboygan Falls’ agents is duly licensed as such. All of such licenses, permits and authorizations of Sheboygan Falls and such agents’ appointments are hereinafter collectively called the “Permits.” All Permits are in full force and effect and will continue in effect after the date hereof and the Closing Date without the consent, approval or act of, or the making of any filing with, any Governmental Entity other than the Required Filings and Approvals. To the Knowledge of Sheboygan Falls, Sheboygan Falls is, and at all times since January 1, 2001 has been, in material compliance with all terms and requirements of each Permit. Neither Sheboygan Falls nor, to the Knowledge of Sheboygan Falls, any of Sheboygan Falls’ agents is in material violation of the terms of any Permit, and Sheboygan Falls has not received notice of any violation or claimed violation thereunder. All applications required to have been filed for the renewal of any and all Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with such Governmental Entities with respect to the Permits have been duly made on a timely basis.
     3.11 Real Property and Leases. Except as described on Schedule 3.11(A), Sheboygan Falls does not own any real property, nor is Sheboygan Falls a party to any lease or agreement under which Sheboygan Falls is lessee or sublessee of, or holds or operates, any real property owned by any third party. All of such leases and agreements are in full force and effect and constitute legal, valid and binding obligations of Sheboygan Falls, and, to the Knowledge of Sheboygan Falls, the other parties thereto. Sheboygan Falls is not in default in any material respect under any such lease or agreement nor has any event occurred that, with the passage of time or giving of notice or both would constitute such a default and Sheboygan Falls will not take any action or fail to take required action between the date hereof and the Closing Date that would permit any such default or event to occur. None of such leases and agreements requires the consent of any party thereto in order to undertake or consummate the transactions contemplated by this Agreement.
     3.12 Insurance. Sheboygan Falls maintains policies of fire and casualty, product and other liability and other forms of insurance in such amounts and against such risks and losses as are adequate and reasonable for its business as currently conducted and properties and are sufficient for compliance with all Laws applicable to Sheboygan Falls. All such policies are valid, duly issued and enforceable in accordance with their respective terms and conditions. Attached as Schedule 3.12 is a list and an accurate description of all policies of insurance that are or were owned, held or maintained by or for the benefit of Sheboygan Falls or under which Sheboygan Falls is or was a named insured from January 1, 2001 to the date hereof, including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates, under which Sheboygan Falls has any remaining coverage. To the Knowledge of Sheboygan Falls, Sheboygan Falls has complied with each of such policies and has not failed to give any notice or present any known claim thereunder.

     Sheboygan Falls will keep such insurance in full force and effect through the Closing Date. Sheboygan Falls has not received, and, to the Knowledge of Sheboygan Falls, no event or omission has occurred that may cause it to receive, notice that any such policies will be cancelled or will be reduced in amount or scope. True and complete copies of all such policies have been delivered to Donegal Mutual.
     3.13 Conduct of Business.
          (a) Schedule 3.13 lists all claims arising in other than the Ordinary Course of Business of Sheboygan Falls that are pending or, to the Knowledge of Sheboygan Falls, threatened against Sheboygan Falls and correctly sets forth the data reflected therein, including the insurance carrier to which the claim has been reported. No insurance carrier listed therein has denied coverage of any claim listed opposite its name or accepted investigation of any such loss or defense of any such claim under a reservation of rights.
          (b) The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of Sheboygan Falls as established or reflected in the December 31, 2005 Annual Statement of Sheboygan Falls and in the Sheboygan Falls Financial Statements as of December 31, 2005: (i) were or will be determined in accordance with sound actuarial standards consistently applied, (ii) were or will be fairly stated in accordance with sound actuarial principles, (iii) were or will be based on actuarial assumptions that are in accordance with those specified in the related Insurance Contracts, (iv) met or will meet the requirements of the insurance Laws of the applicable jurisdiction in all material respects and (v) to the Knowledge of Sheboygan Falls, were or will be adequate to cover the total amount of all reasonably anticipated matured and unmatured Liabilities of Sheboygan Falls under all outstanding Insurance Contracts pursuant to which Sheboygan Falls has any Liability. For purposes of clause (v) above, (x) the adequacy of reserves shall be determined only on the basis of facts and circumstances known based on procedures consistently applied by Sheboygan Falls in connection with assessing the adequacy of reserves from time to time by Sheboygan Falls as at the date hereof and (y) the fact that reserves covered by any such representation may be subsequently adjusted at times and under circumstances consistent with Sheboygan Falls’ ordinary practice of periodically reassessing the adequacy of its reserves shall not be used to support any claim regarding the accuracy of such representation.
          (c) All of Sheboygan Falls’ outstanding insurance coverage is, to the extent required by applicable Law, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or has been filed with and not objected to by such authority within the period provided for objection. To the Knowledge of Sheboygan Falls, Sheboygan Falls has not exceeded any authority granted to it by any party to bind it in connection with Sheboygan Falls’ business.

     3.14 No Undisclosed Material Liabilities. Sheboygan Falls is not subject to any material Liability, including, to Sheboygan Falls’ Knowledge, unasserted claims, absolute or contingent, that is not shown or that is in excess of amounts shown or reserved for in the December 31, 2005 balance sheet referred to in Section 3.4, other than Liabilities of the same nature as those set forth in such balance sheet and reasonably incurred in the Ordinary Course of Business of Sheboygan Falls after December 31, 2005 or as otherwise disclosed in the Disclosure Schedules.
     3.15 No Defaults or Litigation. Sheboygan Falls is not in default in any material respect under any Contract to which it is a party. There are no lawsuits, proceedings, claims or governmental investigations pending or, to the Knowledge of Sheboygan Falls, threatened against Sheboygan Falls or against the properties or business thereof that might, individually or in the aggregate, have a Sheboygan Falls Adverse Effect and Sheboygan Falls has no Knowledge of any factual basis for any such lawsuit, proceeding, claim or investigation and there is no action, suit, proceeding or investigation pending, threatened or contemplated that questions the legality, validity or propriety of the transactions contemplated by this Agreement.
     3.16 Tax Liabilities. The amounts reflected as liabilities for Taxes on the December 31, 2005 balance sheet referred to in Section 3.4 are sufficient for the payment of all Taxes of Sheboygan Falls accrued for or applicable to the period ended on such balance sheet date and all years and periods prior thereto. All Tax Returns that are required to be filed by or in respect of Sheboygan Falls up to and including the date hereof have been filed and all Taxes, including any interest and penalties thereon, which have become due pursuant to such Returns or pursuant to any assessment have been paid and no extension of the time for filing of any such return is presently in effect. All such Returns that have been filed or will be filed by or in respect of Sheboygan Falls for any period ending on or before the Closing Date are or will be true and correct. There exists no proposed assessment against Sheboygan Falls. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any Sheboygan Falls Property. Sheboygan Falls has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party. No claim has ever been made by a Governmental Entity in a jurisdiction where Sheboygan Falls does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Sheboygan Falls has delivered to Donegal Mutual correct and complete copies of all federal, state and local Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Sheboygan Falls since January 1, 2001. The federal Tax Returns for Sheboygan Falls have never been examined by the IRS, and the applicable statute of limitations relating thereto has expired for the tax year ended December 31, 2002 and all prior periods.
     3.17 Contracts. Sheboygan Falls is not a party to (i) any contract for the purchase or sale of real property to or from any third party; (ii) any contract for the lease or sublease of personal property from or to any third party that provides for annual rentals in excess of $25,000, or any group of contracts for the lease or sublease of similar kinds of personal property from or to third parties that provides in the aggregate for annual rentals in excess of $25,000; (iii) any contract for the purchase or sale of equipment, computer software, lists of clients, insurance carriers or agents or similar information, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services that calls for performance over a period of more than 60 days and involves more than the sum of $25,000; (iv) any license agreement involving the use of copyrights, franchises, licenses, trademarks, or information owned by Sheboygan Falls or others; (v) any broker’s representative, sales, agency or advertising contract that is not terminable on notice of 30 days or less; (vi) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, employees or others or (vii) any other contract, whether or not made in the Ordinary Course of Business of Sheboygan Falls that is material to the business or Assets of Sheboygan Falls. No outstanding purchase commitment by Sheboygan Falls is in excess of its ordinary business requirements or at a price in excess of market price at the date thereof. None of such contracts and agreements will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the transactions contemplated by this Agreement. With respect to its contracts with insurance agents, none of the agents who is party to any such agreement has terminated, threatened to terminate or given any notice, written or oral, of an intention to terminate its agreement with Sheboygan Falls or to substantially reduce the volume of business placed with or through Sheboygan Falls, and Sheboygan Falls has no Knowledge of any condition or state of facts or circumstances that would cause any such termination or reduction in the foreseeable future. Sheboygan Falls is not in default in any material respect under the terms of any such contract nor is it in default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor has any event occurred that, with the passage of time or giving of notice, or both, would constitute such a default by Sheboygan Falls and, to the Knowledge of Sheboygan Falls, no other party to any such contract is in default in any material respect thereunder nor has any such event occurred with respect to such party. Without the prior written consent of Donegal Mutual, Sheboygan Falls will not make any changes or modifications in any of the foregoing, nor incur any further obligations or commitments, nor make any further additions to its properties, except in each case in the Ordinary Course of Business of Sheboygan Falls and as contemplated by this Agreement.
     3.18 Employee Agreements. Listed on Schedule 3.18 are all plans, contracts and arrangements, oral or written, including but not limited to, union contracts, employee benefit plans, deferred compensation agreements, split dollar agreements, employment agreements, consulting agreements, confidentiality agreements, non-competition agreements or other agreements with any of Sheboygan Falls’ employees, whereunder Sheboygan Falls has any obligation, other than obligations to make current wage or salary payments terminable on notice of 30 days or less, to or on behalf of its officers, employees or their beneficiaries or whereunder any of such persons owes money to Sheboygan Falls.
     3.19 Employee Relations. Sheboygan Falls has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. To the Knowledge of Sheboygan Falls, Sheboygan Falls has complied in all material respects with all applicable Laws relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of employees. Sheboygan Falls is not a party to or affected by or threatened with, or to the Knowledge of Sheboygan Falls in danger of, being a party to or affected by, any labor dispute that materially interferes or would materially interfere with the conduct of its business. There is set forth in Schedule 3.19 the name and total annual compensation, including bonuses, payable to each of the officers, directors and employees of Sheboygan Falls whose total annual compensation, including bonuses, during the year ended December 31, 2005 exceeded the sum of $75,000. Since December 31, 2005, there has been no material increase in the compensation payable to any of such officers, directors or employees, except as set forth in Schedule 3.19.
     3.20 Employee Retirement Income Security Act.
          (a) Schedule 3.18 contains a list of any “employee benefit plan” within the meaning of Section 3(3) of ERISA established or maintained by Sheboygan Falls or to which Sheboygan Falls has made any contribution. Sheboygan Falls is not required, and was not required within the immediately preceding five years, to make any contribution to any “multiemployer plan” within the meaning of Section 3(37) of ERISA. Sheboygan Falls has no liability in respect of any employee benefit plan established or maintained or to which contributions are or were made by it to the PBGC or to any beneficiary of such plans. All required reports and descriptions, including Form 5500 Annual Reports, summary annual reports, PBGC-1’s and summary plan descriptions, have been timely filed and distributed appropriately with respect to each such employee benefit plan. The requirements of COBRA have been met with respect to each such employee benefit plan that is an Employee Welfare Plan.
          (b) (i) No employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained or contributed to by Sheboygan Falls or in respect of which Sheboygan Falls is considered an “employer” under Section 414 of the Code, has incurred any “accumulated funding deficiency,” as defined in Section 412 of the Code, whether or not waived, or has incurred any liability to PBGC and (ii) to the Knowledge of Sheboygan Falls, Sheboygan Falls has not breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any employee pension benefit plan maintained by it, which breach has given rise to, or will in the future give rise to, an obligation to pay money. To the Knowledge of Sheboygan Falls, neither Sheboygan Falls nor any of its affiliates or, to the Knowledge of Sheboygan Falls, any “party in interest,” as defined in Section 3(14) of ERISA, in respect of any such plan has engaged in any non-exempted prohibited transaction described in Sections 406 and 408 of ERISA or Section 4975 of the Code. No reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by Sheboygan Falls or in respect of which Sheboygan Falls is an employer under Section 414 of the Code and none of such plans has been terminated by the plan administrator thereof or by the PBGC. To the Knowledge of Sheboygan Falls, none of Sheboygan Falls or its affiliates has incurred any liability for non-compliance with ERISA or any regulations thereunder. The original or a complete and correct copy of each plan listed in Schedule 3.18 has been delivered to Donegal Mutual.
     3.21 Conflicts; Sensitive Payments. To the Knowledge of Sheboygan Falls, there are (i) since January 1, 2001, no material situations involving the interests of Sheboygan Falls or, to the Knowledge of Sheboygan Falls, any officer or director of Sheboygan Falls, that may be generally characterized as a “conflict of interest,” including, but not limited to, the leasing of property to or from Sheboygan Falls or direct or indirect interests in the business of competitors, suppliers or customers of Sheboygan Falls and (ii) no situations involving illegal payments or payments of doubtful legality from corporate funds of Sheboygan Falls since January 1, 2001 to governmental officials or others that may be generally characterized as a “sensitive payment.”
     3.22 Corporate Name. Sheboygan Falls owns and possesses all rights to the use of the name Sheboygan Falls Mutual Insurance Company in the operation of Sheboygan Falls’ present business or any other business similar to or competitive with that being conducted by Sheboygan Falls, including, but not limited to, the right to use such name in advertising.
     3.23 Trademarks and Proprietary Rights. Sheboygan Falls is legally entitled to use all trademarks, trade names, copyrights, processes and other technical know-how and other proprietary rights now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others.
     3.24 Environmental Matters.
          (a) Sheboygan Falls is, and, to the Knowledge of Sheboygan Falls, all Sheboygan Falls Properties including, with respect to any Sheboygan Falls Property, all owners or operators thereof, are, and at all times have been in substantial compliance with all applicable Environmental Laws. Sheboygan Falls has not received any communication, written or oral, that alleges that Sheboygan Falls or any Sheboygan Falls Property including, with respect to any Sheboygan Falls Property, any owner or operator thereof, is not in such compliance, and, to the Knowledge of Sheboygan Falls, there are no circumstances that may prevent or interfere with such compliance in the future.

          (b) There is no Environmental Claim pending against Sheboygan Falls or any Sheboygan Falls Property or, to the Knowledge of Sheboygan Falls, threatened against Sheboygan Falls or any Sheboygan Falls Property, or any Person whose Liability for any Environmental Claims Sheboygan Falls has or may have retained or assumed either contractually or by operation of Law, except for Environmental Claims that, individually or in the aggregate, would not have a Sheboygan Falls Adverse Effect.
          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any Hazardous Materials, that, to the Knowledge of Sheboygan Falls, could form the basis of any Environmental Claim against Sheboygan Falls, any Sheboygan Falls Property or any Person whose Liability for any Environmental Claim Sheboygan Falls has or may have retained or assumed either contractually or by operation of Law.
          (d) There are no Hazardous Materials present on or in any Sheboygan Falls Property, including Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment, whether movable or fixed, or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of Sheboygan Falls Property or such adjoining property, or incorporated into any structure therein or thereon.
          (e) Without in any way limiting the generality of the foregoing, to the Knowledge of Sheboygan Falls, (i) there are no underground storage tanks and currently or formerly located on any Sheboygan Falls Property, (ii) there is no friable asbestos contained in or forming part of any building or structure owned or leased by Sheboygan Falls and (iii) no polychlorinated biphenyls are used or stored at or on any Sheboygan Falls Property.
     3.25 Insurance Issued by Sheboygan Falls.
          (a) Sheboygan Falls has provided a list of all forms of Insurance Contracts used by Sheboygan Falls as of November 1, 2006 to Donegal Mutual, and has made available to Donegal Mutual copies of all forms of Insurance Contracts used by Sheboygan Falls as of November 1, 2006 that are not standard Insurance Services Office forms. Since November 1, 2006, no forms of Insurance Contracts written by Sheboygan Falls have been amended and no sales of any new forms of Insurance Contracts have been commenced, other than changes to forms, which changes are not, in the aggregate, material.
          (b) To the Knowledge of Sheboygan Falls, all benefits payable on or prior to the date as of which this representation is made by Sheboygan Falls under Insurance Contracts have in all material respects been paid, or provision for payment thereof has been made, in accordance with the terms of the Insurance Contracts under which they arose, such payments were not delinquent and were paid, or if provision has been made will be paid, without fines or penalties, except for fines or penalties that do not exceed $10,000, individually, or $25,000, in the aggregate, and except for such benefits for which Sheboygan Falls reasonably believes there is a reasonable basis to contest payment and is taking such action.
          (c) To the Knowledge of Sheboygan Falls, all outstanding Insurance Contracts of Sheboygan Falls were issued in conformity with underwriting standards that conform in all material respects to industry accepted practices and, with respect to Insurance Contracts reinsured in whole or in part, conform in all material respects to the standards required pursuant to the terms of the related reinsurance, coinsurance or other similar Contracts.
          (d) To the Knowledge of Sheboygan Falls, (i) all amounts recoverable under reinsurance, coinsurance or other similar Contracts including, without limitation, amounts based on paid and unpaid Losses are fully collectible; (ii) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for Sheboygan Falls, was duly licensed as an insurance agent or broker for the type of business written, sold or produced by such insurance agent or broker in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for Sheboygan Falls, except for such failures to be so licensed that would not, in the aggregate, have a Sheboygan Falls Adverse Effect and (iii) no such insurance agent or broker has violated or has taken any action that with notice or lapse of time or both, would have violated any Law except for such violations as would not have a Sheboygan Falls Adverse Effect.
          (e) Sheboygan Falls has no outstanding Liability under assumed reinsurance agreements of any nature.
     3.26 Health and Safety Matters.
          (a) To the Knowledge of Sheboygan Falls, Sheboygan Falls has complied and is in compliance with all Health and Safety Requirements.
          (b) Without limiting the generality of the foregoing, Sheboygan Falls has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to the Health and Safety Requirements for the occupation of its facilities and the operation of its business.
          (c) Sheboygan Falls has not received any written or oral notice, report or other information regarding any actual or alleged violation of Health and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to Sheboygan Falls or its facilities arising under Health and Safety Requirements.
     3.27 No Omissions. None of the representations or warranties of Sheboygan Falls contained herein, none of the information contained in the Schedules referred to in this

Article III and none of the other information or documents furnished to Donegal Mutual or its representatives by Sheboygan Falls in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the Knowledge of Sheboygan Falls, there is no fact that adversely affects, or in the future is reasonably likely to affect adversely, the business or Assets of Sheboygan Falls in any material respect that has not been disclosed in writing to Donegal Mutual.
     3.28 Finders. Sheboygan Falls has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary. Notwithstanding the foregoing, Sheboygan Falls shall be responsible for the payment of all fees and expenses payable for or on account of the transactions provided for in this Agreement based on actions taken or agreements entered into by Sheboygan Falls. Sheboygan Falls does not have any agreement or obligation whatsoever with entities other than Donegal Mutual regarding any proposed affiliation or acquisition of Sheboygan Falls by any such entity and is not engaged in any negotiations with any such entity for any such affiliation or acquisition.
     3.29 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article III shall be true and correct on the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DONEGAL MUTUAL
     Donegal Mutual represents and warrants to Sheboygan Falls as follows:
     4.1 Organization and Standing.
          (a) Donegal Mutual is a fire casualty insurance company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to conduct its business as it is currently being conducted. Donegal Mutual is duly qualified to do business and is in good standing in the respective jurisdictions where the character of its Assets owned or leased or the nature of its business makes such qualification necessary.
          (b) Copies of the Articles of Incorporation and By-laws of Donegal Mutual have heretofore been delivered or made available to Sheboygan Falls, and all such copies are accurate and complete as of the date hereof.
     4.2 Authorization. Donegal Mutual has the requisite corporate power and authority to execute and deliver this Agreement, the Services Agreement, the Technology License Agreement and the Retrocessional Reinsurance Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Services Agreement, the Technology License Agreement and the Retrocessional Reinsurance Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the Board of Directors of Donegal Mutual. No other corporate proceedings on the part of Donegal Mutual are necessary to authorize this Agreement, the Services Agreement, the Technology License Agreement and the Retrocessional Reinsurance Agreement and the transactions contemplated hereby and thereby. This Agreement and the Services Agreement, the Technology License Agreement and the Retrocessional Reinsurance Agreement when executed and delivered by Donegal Mutual and assuming the due execution thereof by the other parties thereto, will constitute the valid, legal and binding obligations of Donegal Mutual enforceable against Donegal Mutual in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
     4.3 Consents and Approvals of Government Agencies. Other than Required Filings and Approvals, no consent, approval, Order or authorization of, or registration, application, declaration or filing with any Person is required with respect to Donegal Mutual in connection with the execution and delivery of this Agreement, the Services Agreement, the Technology License Agreement and the Retrocessional Reinsurance Agreement and the consummation of the transactions contemplated hereby, nor compliance with nor fulfillment of the terms and provisions hereof and thereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Amended Articles of Incorporation or the Amended and Restated By-laws of Donegal Mutual, or any instrument, agreement, mortgage, judgment, Order, award, decree or other restriction to which Donegal Mutual is party; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, Order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity, except (y) the Required Filings and Approvals and (z) any approval, consent or authorization the failure of which to obtain would not, individually or in the aggregate, have a Donegal Mutual Adverse Effect.
     4.4 Transferability. The Note will be acquired by Donegal Mutual for its own account and not with a view to, and not in connection with, a public distribution or resale thereof and will not be transferred except in a transaction registered or exempt from registration under the Securities Act. It is understood that Donegal Mutual’s investments are at all times within its control and direction.

     4.5 No Omissions. None of the representations or warranties of Donegal Mutual contained herein, and none of the other information or documents furnished to Sheboygan Falls or its representatives by Donegal Mutual in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the Knowledge of Donegal Mutual, there is no fact that adversely affects, or in the future is reasonably likely to affect adversely, the business or Assets of Donegal Mutual that has not been disclosed in writing to Sheboygan Falls.
     4.6 Finders. Donegal Mutual has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary on account of the transactions provided for in this Agreement, except for Sanders. Donegal Mutual shall be responsible for the payment of all fees and expenses payable for or on account of the transactions provided for in this Agreement and other such fees based on actions taken or agreements entered into by Donegal Mutual.
     4.7 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article IV shall be true and correct on the Closing Date.
ARTICLE V
CERTAIN COVENANTS
     The parties covenant and agree to take the following action between the date hereof and the Closing Date:
     5.1 Investigation of Sheboygan Falls and Donegal Mutual.
          (a) Sheboygan Falls shall afford to the officers, employees and authorized representatives, including, without limitation, independent public accountants and attorneys, of Donegal Mutual such reasonable access upon reasonable prior notice during normal working hours to the offices, properties, personnel, business and financial and other records of Sheboygan Falls as Donegal Mutual shall deem necessary or desirable, and shall furnish to Donegal Mutual or its authorized representatives such additional documents and financial and operating and other data as Donegal Mutual shall reasonably require, including all such documents, information and data as shall be necessary in order to enable Donegal Mutual or its representatives to verify to their satisfaction the accuracy of the Sheboygan Falls Financial Statements and the representations and warranties contained in Article III of this Agreement. No investigation made by Donegal Mutual or its representatives shall affect the representations and warranties of Sheboygan Falls hereunder or the liability of Sheboygan Falls with respect thereto.

          (b) Donegal Mutual shall afford to the officers, employees and authorized representatives, including, without limitation, independent public accountants and attorneys, of Sheboygan Falls such reasonable access upon reasonable prior notice during normal working hours to the offices, properties, personnel, business and financial and other records of Donegal Mutual as Sheboygan Falls shall deem necessary or desirable, and shall furnish to Sheboygan Falls or its authorized representatives such additional documents and financial and operating and other data as Sheboygan Falls shall reasonably require, including all such documents, information and data as shall be necessary in order to enable Sheboygan Falls or its representatives to verify to their satisfaction the accuracy of the representations and warranties contained in Article IV of this Agreement. No investigation made by Sheboygan Falls or its representatives shall affect the representations and warranties of Donegal Mutual hereunder or the liability of Donegal Mutual with respect thereto.
     5.2 Confidential Nature of Information. Donegal Mutual and Sheboygan Falls agree that, in the event that the transactions contemplated herein shall not be consummated, each will treat in confidence all documents, materials and other information that it shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement with the exception of any filings made by Donegal Mutual or Sheboygan Falls with the OCI (collectively, the “Confidential Information”), and shall return to the other party all copies of the Confidential Information that have been furnished in connection therewith. In the event that a party hereto becomes legally compelled to disclose any of the Confidential Information, it shall provide the other party with reasonable notice so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.2. In the event that such protective order or other remedy is not obtained or that the other party waives compliance with the provisions of this Section 5.2, the first party will furnish only that portion of the Confidential Information that it is advised by opinion of counsel, which counsel shall be reasonably acceptable to the other party, is legally required and will endeavor to obtain assurance that confidential treatment will be accorded the Confidential Information so furnished. Donegal Mutual and Sheboygan Falls agree and acknowledge that a breach of the provisions of this Section 5.2 may cause the other party to suffer irreparable damage that could not be adequately remedied by an action at law. Accordingly, each party agrees that the other party shall have the right to seek specific performance of the provisions of this Section 5.2 to enjoin a breach or attempted breach of the provisions of this Section 5.2, such right being in addition to all other rights and remedies that are available to each party at law, in equity or otherwise. The foregoing shall be in addition to the rights and obligations under the Existing Confidentiality Agreements.
     5.3 Preserve Accuracy of Representations and Warranties.
          (a) Sheboygan Falls shall refrain from taking any action that would render any representation or warranty contained in Article III of this Agreement inaccurate as of the

Closing Date. Sheboygan Falls will promptly notify Donegal Mutual of any lawsuits, claims, proceedings or investigations that, to the Knowledge of Sheboygan Falls, may be threatened, brought, asserted or commenced against Sheboygan Falls, its officers or its directors (i) involving in any way the transactions contemplated by this Agreement or (ii) that would, if determined adversely, have a Sheboygan Falls Adverse Effect.
          (b) Donegal Mutual shall refrain from taking any action that would render any representation or warranty contained in Article IV of this Agreement inaccurate as of the Closing Date. Donegal Mutual will promptly notify Sheboygan Falls of any lawsuits, claims, proceedings or investigations that, to the Knowledge of Donegal Mutual, may be threatened, brought, asserted or commenced against Donegal Mutual, its officers or its directors (i) involving in any way the transactions contemplated by this Agreement or (ii) that would, if determined adversely, have a Donegal Mutual Adverse Effect.
     5.4 Maintain Sheboygan Falls As a Going Concern. Except as otherwise specifically provided herein, Sheboygan Falls shall conduct its business in accordance with past practices and use its best efforts to maintain its business organization intact, keep available the services of Sheboygan Falls’ officers, employees and agents and preserve the good will of its insurance underwriters, employees, clients and others having business relations with it. Sheboygan Falls shall provide Donegal Mutual promptly with interim monthly financial information and any other management reports, as and when they shall become available, confer with Donegal Mutual concerning operational matters of a material nature and otherwise report periodically to Donegal Mutual concerning the status of the business, operations and financial condition of Sheboygan Falls.
     5.5 Make No Material Change in Sheboygan Falls. Prior to the Closing Date, Sheboygan Falls shall not, without the prior written approval of Donegal Mutual, (i) make any material change in the business or operations of Sheboygan Falls except as set forth in this Agreement; (ii) make any material change in the accounting policies applied in the preparation of the financial statements referred to in Section 3.4; (iii) make any material change in the compensation of officers, directors or key employees of Sheboygan Falls other than in the Ordinary Course of Business of Sheboygan Falls; (iv) enter into any contract, license, franchise or commitment other than in the Ordinary Course of Business of Sheboygan Falls or waive any rights of substantial value; (v) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods, (vi) make any reduction in any loss expense reserve or incurred but not reported reserve prior to the Closing Date; (vii) make any change in the levels, procedures or methods employed in the setting or changing of case basis loss reserves; (viii) make any reduction in net case basis loss reserves not consistent with the levels, procedures or methods employed by Sheboygan Falls in the setting or changing of case basis loss reserves as in effect on the date hereof and, in any event, within 10 days following any reduction in Sheboygan Falls’ net case basis loss reserve in any one claim file in excess of

$25,000, except for a reduction occurring because a payment has been made on the reserve or because the claim has been settled and the case closed, and, in any case, Sheboygan Falls shall provide Donegal Mutual with a written explanation of such reduction in reasonable detail certified by Sheboygan Falls’ President or (ix) enter into any other transaction affecting in any material respect the business of Sheboygan Falls other than in the Ordinary Course of Business of Sheboygan Falls and in conformity with the past practices of Sheboygan Falls or as contemplated by this Agreement.
     5.6 No Public Announcement. Neither Sheboygan Falls nor Donegal Mutual shall, without the approval of the other, make any press release or other public announcement or filing concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall so determine is required by law, in which case the other party shall be advised thereof and given a reasonable opportunity to comment thereon.
     5.7 Required Filings. As promptly as practical after the date of this Agreement, Sheboygan Falls and Donegal Mutual shall promptly commence and make all Required Filings with the appropriate Governmental Entity required by Law to be made by any of them in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Sheboygan Falls shall cooperate with Donegal Mutual with respect to all Required Filings that Donegal Mutual elects to make or is required by law to make in connection with the transactions contemplated by this Agreement.
     5.8 No Solicitation. Sheboygan Falls shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant, actuary or other Person retained by it or on its behalf to: (a) solicit or encourage, including, without limitation, by way of furnishing information, or take any action to facilitate or pursue, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Reorganization Proposal or (b) agree to, approve or endorse any Reorganization Proposal; provided, however, that nothing contained in this Section 5.8 shall prohibit the Board of Directors of Sheboygan Falls from furnishing information to, or entering into discussions or negotiations with, any person or entity that made an unsolicited bona fide proposal to acquire Sheboygan Falls pursuant to a Reorganization Proposal if and only to the extent that, (A) the Board of Directors of Sheboygan Falls determines in good faith that such action is required to comply with its fiduciary duties to its members imposed by Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Sheboygan Falls provides written notice to Donegal Mutual to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (C) Sheboygan Falls continues to keep Donegal Mutual informed of the status of any such discussions or negotiations. Nothing in this Section 5.8 shall (x) permit Sheboygan Falls to terminate this Agreement, except as specifically provided in Article VII, (y) permit Sheboygan Falls to enter into any agreement with respect to a Reorganization Proposal during the term of this

Agreement or (z) affect any other obligation of Sheboygan Falls under this Agreement. Sheboygan Falls shall promptly advise Donegal Mutual orally and in writing of any such inquiries or proposals however preliminary and whether written or oral, and shall communicate the full and complete details of any such inquiry or proposal including, without limitation, the identity of all Persons involved. As used in this Agreement, “Reorganization Proposal” shall mean any proposal for, or to discuss, a merger, consolidation, sale of all or substantially all of the Assets, demutualization, bulk or assumption reinsurance arrangement or other reorganization, arrangement or business combination involving Sheboygan Falls or any proposal or offer for, or to discuss, the acquisition in any manner of control of a substantial portion of the Assets of or business conducted by Sheboygan Falls other than the transactions contemplated by this Agreement.
     5.9 Future Actions Regarding Sheboygan Falls. Donegal Mutual and Sheboygan Falls agree that the following undertakings with respect to certain future action relating to Sheboygan Falls were important inducements to the decision of Sheboygan Falls and Donegal Mutual to enter into this Agreement.
          (a) Donegal Mutual and Sheboygan Falls have agreed that until the later to occur of (i) repayment of the principal amount and all accrued but unpaid interest on the Note and (ii) the termination of the Technology License Agreement in accordance with its terms, Sheboygan Falls shall use its best efforts to assure that the Board of Directors of Sheboygan Falls shall consist of ten members, four of whom shall be designees of Sheboygan Falls and six of whom shall be designees of Donegal Mutual. In furtherance of this undertaking, Donegal Mutual agrees, for a period of not less than five years from the Closing Date, to cause its designees on the Sheboygan Falls’ Board of Directors to nominate for election as successors to the initial Sheboygan Falls’ designees persons who are residents of the Greater Sheboygan Falls, Wisconsin metropolitan area. Following the later to occur of (i) five years from the Closing Date or (ii) the date on which Sheboygan Falls shall have become a wholly owned subsidiary of Donegal Mutual or Donegal Group Inc. (“DGI”), Donegal Mutual agrees, and agrees to cause DGI to agree, to maintain an appropriate Wisconsin presence on the Board of Directors of the converted Sheboygan Falls.
          (b) For a period of five years from the Closing Date, Donegal Mutual will not take any action to relocate or close the existing facilities of Sheboygan Falls in Sheboygan Falls, Wisconsin. For a period commencing on the fifth anniversary of the Closing Date and ending on the tenth anniversary of the Closing Date, Donegal Mutual agrees not to take any action to relocate or close the existing facilities of Sheboygan Falls in Sheboygan Falls, Wisconsin unless such relocation or closure is approved by the affirmative vote of eight members of the Board of Directors of Sheboygan Falls.
          (c) Donegal Mutual agrees to use commercially reasonable efforts to maintain continued employment of underwriting, claims and marketing personnel at

Sheboygan Fall’s home office, with the levels of employment commensurate with the Wisconsin premium volume of Sheboygan Falls and Donegal Mutual.
          (d) Donegal Mutual agrees not to cause the termination of the existing executive bonus plan unless a management bonus plan is adopted in its place that provides for potential bonuses that are equal to or greater than the potential bonuses under the existing Sheboygan Falls executive bonus plan.
          (e) Unless and until the demutualization of Sheboygan Falls occurs, Donegal Mutual agrees to take no action to cause the termination of any of the existing employee benefit plans maintained by Sheboygan Falls. Notwithstanding the foregoing, Donegal Mutual and Sheboygan Falls agree to evaluate the termination or freezing of Sheboygan Fall’s defined benefit pension plan pursuant to which all employees of Sheboygan Falls would become fully vested in all funded benefits under Sheboygan Fall’s defined benefit pension plan and the adoption, in lieu thereof, of a 401(k) plan to which Sheboygan Falls would make contributions on behalf of its employees. To the extent Sheboygan Falls shall terminate any other Sheboygan Falls employee benefit plan, Sheboygan Falls shall adopt a successor plan under which the employees of Sheboygan Falls shall be entitled to substantially comparable benefits under such new plans.
          (f) For as long as the Services Agreement remains in effect, Donegal Mutual agrees that:
               (i) Sheboygan Falls will be a major writing company in Wisconsin for the Donegal Insurance Group;
               (ii) Donegal Mutual will assist Sheboygan Falls in offering an expanded line of personal and commercial coverages;
               (iii) Donegal Mutual will assist Sheboygan Falls in soliciting agency appointments; and
               (iv) The current book of business written by Sheboygan Falls will be retained by Sheboygan Falls and will not be transferred to Donegal Mutual, except as contemplated by the Retrocessional Reinsurance Agreement.
          (g) Donegal Mutual agrees to work with Sheboygan Falls to identify the most cost-effective reinsurance for Sheboygan Falls; provided, however, that this provision shall not obligate Donegal Mutual to accept any reinsurance from Sheboygan Falls other than pursuant to the Retrocessional Reinsurance Agreement.
          (h) Donegal Mutual and Sheboygan Falls agree to establish, within 30 days from the date of the Closing, a technology transition team consisting of employees of Donegal Mutual and employees of Sheboygan Falls to facilitate the commencement of a transition, within six months from the date of the Closing, from Sheboygan Fall’s current computer systems to Donegal Mutual’s computer systems. Upon completion of such transition, and subject to the terms of the Technology License Agreement, Donegal Mutual will make its technology, including its WritePro automated personal lines underwriting and policy issuance system, available to Sheboygan Falls. In connection therewith, Donegal Mutual and Sheboygan Falls agree as follows:
               (i) Sheboygan Falls shall reimburse Donegal Mutual for the direct costs, including salary and benefits, of Donegal Mutual’s employees performing systems analysis, programming and product development services in the process of converting Sheboygan Falls’ information systems to Donegal Mutual’s information systems. Employees of Donegal Mutual performing such services will maintain a record of time spent working on the system conversion project, and costs will be charged to Sheboygan Falls on a monthly basis based upon the employees’ actual hourly rate and a factor representing Donegal Mutual’s average benefits cost as a percentage of salaries expense with no additional overhead charge to Sheboygan Falls. Donegal Mutual agrees that the costs of its services in assisting in the conversion of Sheboygan Falls’ information systems to Donegal Mutual’s information systems will not exceed $100,000. Such costs exclude any licensing fees or other direct charges from third party vendors Donegal Mutual will be required to pay under license agreements relating to Donegal Mutual’s information systems in order to include Sheboygan Falls under such license agreements and Sheboygan Falls shall reimburse Donegal Mutual for all such license fees or other direct charges from third party vendors in addition to the costs of Donegal Mutual’s services as provided in the immediately preceding sentence.
               (ii) Upon the conversion of Sheboygan Falls’ information systems to Donegal Mutual’s information systems, calculation and settlement of allocations and reimbursements for information services provided by Donegal Mutual on behalf of Sheboygan Falls shall be performed as follows:
                    (A) Sheboygan Falls shall be included in the calculations currently performed to determine the allocation of Donegal Mutual’s information systems costs among the companies that currently receive information services from Donegal Mutual. Donegal Mutual’s estimated purchase price and development costs of computer hardware and software systems required to provide such services are divided by the number of years those systems are reasonably expected to serve the respective information services requirements of Donegal Mutual and its affiliates. Such estimated annual cost is then allocated to the respective companies based upon their proportionate net written premiums in the year prior to the establishment of the allocation amounts. Donegal Mutual agrees that the percentage allocation to Sheboygan Falls shall not exceed 1.0% of Sheboygan Falls’ net premiums written for a period of two years following the first allocation billing.

                    (B) Sheboygan Falls shall reimburse Donegal Mutual for the amounts so allocated on a monthly basis. Monthly allocations will be charged beginning in the month following the date of the first issuance of a Sheboygan Falls policy on Donegal Mutual’s information systems.
     5.10 Affirmative Covenants of Sheboygan Falls. Beginning with the date, if any, while the Note shall be outstanding on which the designees of Donegal Mutual cease to constitute a majority of the members of the Board of Directors of Sheboygan Falls, Sheboygan Falls shall:
          (a) Furnish to Donegal Mutual:
               (i) within 45 days after the close of each of the first three quarters of each of Sheboygan Falls’ fiscal years, a balance sheet of Sheboygan Falls as of the end of such quarter and a statement of operations for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by the Chief Financial Officer of Sheboygan Falls;
               (ii) within 60 days after the close of each fiscal year of Sheboygan Falls commencing in 2008, a balance sheet of Sheboygan Falls as of the end of such fiscal year and a statement of operations of Sheboygan Falls for such fiscal year accompanied by the unqualified opinion with respect thereto of KPMG LLP or other independent public accountants of recognized national standing;
               (iii) promptly upon their becoming available, all regular and periodic financial and other reports that Sheboygan Falls shall file with any regulatory authority having jurisdiction over it or its operations;
               (iv) immediately upon receipt, a copy of all written communications and a written summary of all material oral communications specifically addressed to Sheboygan Falls, and not to Wisconsin-domiciled insurers in general, shall receive from any regulatory agency having jurisdiction over it or its operations;
               (v) such other information respecting the financial condition and operations of Sheboygan Falls as Donegal Mutual may from time to time reasonably request; and
               (vi) immediate notice of the institution of any litigation, administrative proceeding or governmental investigation, other than routine litigation ordinarily incident to Sheboygan Falls’ insurance business or the entry of any judgment, decree or Order against or involving Sheboygan Falls that might result in a Sheboygan Falls Adverse Effect or affect the enforceability of the Note or Sheboygan Falls’ ability to obtain approval of the Commissioner of Insurance to make payments of principal of, or accrued interest on, the Note;

          (b) Preserve and keep in full force and effect its existence as a mutual fire and casualty insurance company under the Laws of the State of Wisconsin and its admission to transact an insurance business in Wisconsin; and
          (c) At any reasonable time and from time to time, permit Donegal Mutual or any agents or representatives thereof to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of, Sheboygan Falls during regular business hours and upon five days prior notice to Sheboygan Falls, and to discuss the affairs, finances and accounts of Sheboygan Falls with Sheboygan Falls’ officers.
     5.11 Negative Covenants of Sheboygan Falls. Beginning with the date, if any, while the Note shall be outstanding on which the designees of Donegal Mutual cease to constitute a majority of the members of the Board, Sheboygan Falls shall not, without the prior written consent of Donegal Mutual:
          (a) Create, incur, assume, guarantee, suffer to exist or in any other manner become liable for any indebtedness except for (i) the indebtedness evidenced by the Note, (ii) indebtedness existing on such date and reflected in Sheboygan Falls’ financial statements for the quarter ended immediately preceding this Section 5.11 becoming effective and (iii) indebtedness for borrowed money or for the deferred purchase price of property incurred in connection with the acquisition of real or personal property not to exceed $250,000 in aggregate principal amount at any time outstanding and any extension, refunding or renewal of any such indebtedness referred to in this clause (iii) not resulting in an increase in the principal amount thereof;
          (b) Merge or consolidate with or into, reinsure, or sell, assign, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of its Assets, whether now owned or hereafter acquired, to any Person, except in the ordinary course of business and for consideration that is at least equal to the fair value of the Assets being sold or otherwise disposed of as determined by the Board of Directors of Sheboygan Falls acting in good faith;
          (c) Return any capital to its members as such or make any distribution of its Assets to its members as such, except workers’ compensation dividends paid in the Ordinary Course of Business;
          (d) Prepay any indebtedness to any Person unless after giving effect to such prepayment Sheboygan Falls has surplus, exclusive of the then outstanding principal balance of the Note, in an amount not less than 300% of the then outstanding principal balance of the Note;
          (e) Enter into or permit any Reorganization Proposal; or

          (f) Voluntarily dissolve, liquidate or wind up Sheboygan Falls’ affairs or file for bankruptcy or reorganization or any similar proceedings.
ARTICLE VI
CONDITIONS
     6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the purchase and sale of the Note and their other respective obligations under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
          (a) All Required Filings and Approvals required to be obtained prior to the Closing Date solely for this Agreement, the Ancillary Documents and the Amended and Restated Bylaws and the election of designees of Donegal Mutual as a majority of the members of the Board of Directors of Sheboygan Falls shall have been obtained and not rescinded or adversely modified or limited as set forth in the proviso below or, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law; provided that such approvals shall not contain any conditions or limitations that compel or seek to compel Sheboygan Falls to dispose of all or any portion of the business or Assets of Sheboygan Falls or impose or seek to impose any limitation on the ability of Sheboygan Falls to conduct its business or own its Assets after the Closing Date in substantially the same manner as Sheboygan Falls may presently conduct its business or own its Assets;
          (b) No Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect that would prevent the consummation of the purchase or sale of the Note or the other transactions contemplated hereby and no Proceeding brought by a Governmental Entity shall have been commenced and be pending that seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or that otherwise questions the validity or legality of any such transaction; and
          (c) There shall be no pending or threatened litigation initiated by a private party seeking to restrain, prevent, rescind or change the terms of this Agreement or the sale of the Note or to obtain damages in connection with this Agreement or the consummation thereof or with the sale of the Note that, in the reasonable opinion of Sheboygan Falls, makes it inadvisable to proceed with this Agreement or with the sale of the Note.
     6.2 Conditions to Obligations of Donegal Mutual. The obligations of Donegal Mutual to purchase and pay for the Note and to perform its other obligations hereunder to be performed on the Closing Date shall, at the option of Donegal Mutual, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
          (a) Sheboygan Falls shall have performed or complied in all material respects with all agreements required to be performed and complied with by it under this Agreement, including the deliveries required by Section 2.3(b), at or prior to the Closing Date and Donegal Mutual shall have received an Officer’s Certificate to that effect, dated as of the Closing Date, and signed on behalf of Sheboygan Falls.
          (b) Each of the representations and warranties of Sheboygan Falls contained in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties of Sheboygan Falls that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date, and there shall have been delivered to Donegal Mutual an Officer’s Certificate or Certificates to that effect, dated as of the Closing Date, and signed on behalf of Sheboygan Falls;
          (c) Except as set forth in the Disclosure Schedules, there shall have been, between the date hereof and the Closing Date, (i) no Sheboygan Falls Adverse Effect, (ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of Sheboygan Falls, (iii) no material damage to any Sheboygan Falls Property or Assets of Sheboygan Falls by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect the ability of Sheboygan Falls to render services or continue operations and (iv) no material and adverse development or proceeding affecting Sheboygan Falls’ Insurance License in Wisconsin. There shall have been delivered to Donegal Mutual an Officer’s Certificate, dated as of the Closing Date, and signed on behalf of Sheboygan Falls by its Chief Executive Officer to the effect that (a) between the date hereof and the Closing Date there has been no such Sheboygan Falls Adverse Effect as stated in clause (i) hereof, (b) no such material damage as stated in clause (iii) hereof, (c) no adverse licensing development as stated in clause (iv) hereof and (d) further stating that nothing has come to the signer’s attention, in the course of his activities on behalf of Sheboygan Falls, that causes him to believe that during such period there occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of Sheboygan Falls;
          (d) Sheboygan Falls shall have increased the membership of its Board of Directors to ten persons and Donegal Mutual shall have received the resignations of four directors of Sheboygan Falls on or prior to the Closing Date and Sheboygan Falls’ Board of Directors shall have appointed as directors of Sheboygan Falls, with the prior approval of the Commissioner of Insurance pursuant to Section INS 40.02 of the Wisconsin Administrative

Code, six qualified persons designated by Donegal Mutual as directors of Sheboygan Falls effective as of the Closing Date;
          (e) Not later than the Closing Date, Lee F. Wilcox shall have entered into an Employment Agreement with Sheboygan Falls in substantially the form of Appendix D-1 and each of Bradford C. Bailey, Daniel A. Kussart and Janice L. Tupper shall have entered into an Employment Agreement with Sheboygan Falls in substantially the form of Appendix D-2 and, except as provided in such Employment Agreements, Sheboygan Falls shall have no other obligation to any of such persons in respect of his or her employment by Sheboygan Falls or the termination of such employment with the exception of the Restated Deferred Compensation Agreement as amended November 23, 2005 between Sheboygan Falls and Lee F. Wilcox and the Restated Split Dollar Agreement as amended November 23, 2005 between Sheboygan Falls and Lee F. Wilcox;
          (f) Not later than the third business day prior to the Closing Date:
               (i) Sheboygan Falls shall have received renewals effective as of January 1, 2007 of all of the reinsurance treaties Sheboygan Falls currently has in effect, with the placement and other terms of such renewals to be acceptable to Donegal Mutual in its reasonable discretion; and
               (ii) Sheboygan Falls shall have booked for SAP purposes and reflected in its December 31, 2006 Annual Statement all catastrophe reinsurance reinstatements for loss occurrences and commission readjustments through December 31, 2006 and there shall not be any catastrophe reinsurance reinstatements for loss occurrences or commission readjustments not shown on the December 31, 2006 Annual Statement whether arising prior to or after December 31, 2006, that, individually or in the aggregate, would have a Sheboygan Falls Adverse Effect;
          (g) The policyholders surplus of Sheboygan Falls, determined in accordance with SAP, shall be not less than $5,000,000 as of the last day of the month immediately preceding the month in which the Closing occurs;
          (h) Sheboygan Falls shall not have made any material expenditures through the Closing Date, except in accordance with its current Board-approved budget; and
          (i) Sheboygan Falls shall have delivered to Donegal Mutual a copy of the preliminary report by the OCI of its recent examination of Sheboygan Falls if Sheboygan Falls shall have received such preliminary report prior to the Closing Date and, if not, Sheboygan Falls shall have delivered to Donegal Mutual a written report describing in reasonable detail all issues raised by the OCI during such examination.
     6.3 Conditions to Obligations of Sheboygan Falls. The obligation of Sheboygan Falls to sell the Note and to perform its other obligations hereunder to be performed on the

Closing Date shall, at the option of Sheboygan Falls, be subject to the fulfillment on or prior to the Closing Date, of the following conditions:
          (a) Donegal Mutual shall have performed or complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement, including the deliveries required by Section 2.3(c), at or prior to the Closing Date and Sheboygan Falls shall have received an Officers’ Certificate from Donegal Mutual as to the satisfaction of this condition;
          (b) Each of the representations and warranties of Donegal Mutual contained in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties of Donegal Mutual that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, other than representations and warranties that address matters only as of a certain date and which shall be true and correct in all material respects as of such certain date, and there shall have been delivered to Sheboygan Falls an Officer’s Certificate or Certificates to that effect, dated as of the Closing Date, and signed on behalf of Donegal Mutual;
          (c) There shall have been, between the date hereof and the Closing Date, (i) no Donegal Mutual Adverse Effect, (ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of Donegal Mutual, (iii) no material damage to any Donegal Mutual Property or Assets of Donegal Mutual by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect to the ability of Donegal Mutual to render services or continue operations and (iv) no material and adverse development or proceeding affecting Donegal Mutual’s Insurance Licenses. There shall have been delivered to Sheboygan Falls an Officer’s Certificate, dated as of the Closing Date, and signed on behalf of Donegal Mutual by its Chief Executive Officer to the effect (a) that between the date hereof and the Closing Date there has been no such Donegal Mutual Adverse Effect as stated in clause (i) hereof, (b) no such material damage as stated in clause (iii) hereof, (c) no adverse licensing development as stated in clause (iv) hereof and (d) further stating that nothing has come to the signer’s attention, in the courses of his activities on behalf of Donegal Mutual, that causes him to believe that during such period there occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of Donegal Mutual; and
          (d) At Closing, Donegal Mutual shall have tendered to Sheboygan Falls payment of the purchase price of the Note as specified in Section 2.2.

ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated and the purchase and sale of the Note and the other transactions contemplated hereby be abandoned at any time prior to the Closing Date:
          (a) by mutual consent of Sheboygan Falls and Donegal Mutual;
          (b) by either Sheboygan Falls or Donegal Mutual by one day’s written notice to Donegal Mutual or Sheboygan Falls, as the case may be, if the Closing shall not have been consummated on or before April 30, 2007; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the purchase and sale of the Note to have been consummated on or before such date;
          (c) by either Donegal Mutual or Sheboygan Falls by one day’s written notice to Sheboygan Falls or Donegal Mutual, as the case may be, if any of the conditions to such party’s obligations to consummate the transactions contemplated by this Agreement shall have become impossible to satisfy; or
          (d) by Donegal Mutual if (i) Sheboygan Falls is in breach at any time prior to the Closing Date of any of the representations and warranties made by Sheboygan Falls as though made on and as of such date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in Sheboygan Falls Adverse Effect as to Sheboygan Falls or (ii) Sheboygan Falls shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by Donegal Mutual to Sheboygan Falls.
          (e) by Sheboygan Falls if (i) Donegal Mutual is in breach at any time prior to the Closing Date of any of the representations and warranties made by Donegal Mutual as though made on and as of such date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Donegal Mutual Adverse Effect as to Donegal Mutual or (ii) Donegal Mutual shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by Sheboygan Falls to Donegal Mutual.
     7.2 Effect of Termination. In the event of the termination of this Agreement by either Sheboygan Falls or Donegal Mutual, as provided in Section 7.1, this Agreement shall thereafter become void and there shall be no Liability on the part of any party hereto against any other party hereto, or their respective directors, officers, policyholders or agents, except that (i) any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement, (ii) Section 5.2 and Article IX shall continue in full force and effect notwithstanding such termination and (iii) each of the parties hereto shall provide the other party hereto with a copy of any proposed public announcement regarding the occurrence of such termination and an opportunity to comment thereon prior to its dissemination.
ARTICLE VIII
AMENDMENT, WAIVER AND INDEMNIFICATION
     8.1 Amendment. This Agreement may be amended or modified in whole or in part any time by an agreement in writing executed in the same manner as this Agreement, provided, however, that no amendment shall be made that changes the terms of this Agreement in any material respect and that requires the further approval or proceedings of any insurance Governmental Entity without such approval having first been obtained or such proceedings having been first completed.
     8.2 Extension; Waiver. At any time prior to the Closing Date, either party hereto may:
          (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
          (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
          (c) waive compliance with any of the agreements or conditions contained herein.
Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its President. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     8.3 Survival of Obligations. All certifications, representations and warranties made herein by Sheboygan Falls and Donegal Mutual and their obligations to be performed pursuant to the terms hereof, shall survive the Closing Date hereunder, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing and notwithstanding the consummation of the transactions contemplated herein with knowledge of such inaccuracy, breach or failure. All representations and warranties contained herein shall terminate upon the earlier of (i) repayment in full of the principal amount of the Note and all accrued but unpaid interest thereon or (ii) 90 days after Donegal Mutual shall have received the audited financial statements of Sheboygan Falls for the year ending December 31, 2007; provided that (i) the representations and warranties contained in Section 3.15 shall expire two years after the Closing Date or, with respect to each claim under Section 3.15 arising before or during such two-year period, upon the earlier to occur of (x) such claim’s final judicial determination or settlement and satisfaction of any judgment or full payment of any settlement, as the case may be or (y) such time, if any, as the claim shall be barred by the applicable statute of limitations or (z) the payment in full of the Note and (ii) the representations and warranties contained in Section 3.16 shall expire four years after the Closing Date or with respect to any dispute with the IRS upon the earlier to occur of (x) such dispute’s final resolution and the payment of all taxes, interests and penalties arising therefrom and (y) the expiration of the applicable statute of limitations.
     8.4 Indemnification.
          (a) Each party (the “Indemnifying Person”) agrees to indemnify and hold harmless the other party and their respective subsidiaries, affiliates, partners, successors and assigns (collectively, the “Indemnified Persons”) from and against any and all (x) Liabilities, losses, costs, deficiencies or damages (“Loss”) and (y) reasonable attorneys’ and accountants’ fees and expenses, court costs and all other reasonable out-of-pocket expenses (“Expense”) incurred by any Indemnified Person, in each case net of any insurance proceeds received and retained by such Indemnified Person, in connection with or arising from (i) any breach by the Indemnifying Person of any of its covenants in, or any failure of the Indemnifying Person to perform any of its obligations under, this Agreement or (ii) any material breach of any warranty or the material inaccuracy of any representation of the Indemnifying Person contained or referred to in this Agreement or in any Officer’s Certificate delivered by or on behalf of the Indemnifying Person pursuant hereto provided that the liability of the Indemnifying Person shall be limited (the “Liability Limit”) to an aggregate of Three Million Five Hundred Thousand Dollars ($3,500,000).
No claim shall be made for indemnity pursuant to this Section 8.4 until the aggregate amount of Loss and Expense incurred by all Indemnified Persons is Fifty Thousand Dollars ($50,000),

but if the aggregate amount of such Loss and Expense exceeds such amount, the Indemnifying Person shall be liable for all Loss and Expense, including such initial Fifty Thousand Dollars ($50,000) amount, subject to any applicable Liability Limit. In addition, no claim for indemnity pursuant to this Section 8.4 shall be made by Donegal Mutual in respect of any Liability to the extent that such Liability is reflected on the audited balance sheet of Sheboygan Falls as of the Closing Date.
          (b) If any Indemnified Person has suffered or incurred any Loss or incurred any Expense, it shall so notify the Indemnifying Person promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provision of this Agreement or any Officer’s Certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 8.4, such Indemnified Person shall promptly notify the Indemnifying Person of such action or suit. The failure of an Indemnified Person to promptly notify the Indemnifying Person of a claim as contemplated by the preceding sentence will not relieve the Indemnifying Person of its obligations under this Section 8.4 except to the extent that the Indemnifying Person is prejudiced in its defense of such claim as a result of such failure to give prompt notice.
          (c) Subject to paragraph (d) of this Section 8.4, the Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give the Indemnifying Person advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit the Indemnifying Person to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Person. Any compromise or settlement with respect to a claim for money damages effected after the Indemnifying Person, by notice to the Indemnified Persons, shall have disapproved such compromise or settlement, shall discharge the Indemnifying Person from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 8.4; provided that if the Indemnifying Person shall disapprove of a proposed compromise or settlement of a claim the acceptance of which is recommended by counsel conducting the defense of such claim and the amount of such settlement would exceed an applicable Liability Limit, the Indemnifying Person shall, notwithstanding such Liability Limit, be liable for the full amount of any judgment entered in respect of, or later compromise or settlement approved by the Indemnifying Person of, such claim less the amount by which the proposed compromise or settlement disapproved by the Indemnifying Person exceeded such Liability Limit.

          (d) If the remedy sought in any action or suit referred to in paragraph (c) of this Section 8.4 is solely money damages and the sum of (i) the amount claimed in such action or suit, (ii) all amounts previously paid by the Indemnifying Person pursuant to this Section 8.4 and (iii) all amounts claimed in all pending claims for indemnity under this Section 8.4 does not exceed the aggregate liability of the Indemnifying Person under this Section 8.4, the Indemnifying Person shall have 15 business days after receipt of the notice referred to in the last sentence of paragraph (b) of this Section 8.4 to notify the Indemnified Persons that it elects to conduct and control such action or suit. If the Indemnifying Person does not give the foregoing notice, the Indemnified Persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion and the Indemnifying Person shall, upon request from any of the Indemnified Persons, promptly pay to such Indemnified Persons in accordance with the other terms of this Section 8.4 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the Indemnifying Person gives the foregoing notice, the Indemnifying Person shall have the right to undertake, conduct and control, through counsel of its own choosing and at its sole expense of the Indemnifying Person, the conduct and settlement of such action or suit, and the Indemnified Persons shall cooperate with the Indemnifying Person in connection therewith; provided that (x) the Indemnifying Person shall not thereby permit to exist any Lien upon any Asset of any Indemnified Person, (y) the Indemnifying Person shall permit the Indemnified Persons to participate in such conduct or settlement through counsel chosen by the Indemnified Persons, but the fees and expenses of such counsel shall be borne by the Indemnified Persons, except as provided in clause (z) hereof and (z) the Indemnifying Person shall agree promptly to reimburse to the extent required under this Section 8.4 the Indemnified Persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the Indemnified Persons, except fees and expenses of counsel for the Indemnified Persons incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Person. So long as the Indemnifying Person is contesting any such action or suit in good faith, the Indemnified Persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnified Persons shall have the right to pay or settle any such action or suit, provided that in such event the Indemnified Persons shall waive any right to indemnity therefor by the Indemnifying Person and no amount in respect thereof shall be claimed as Loss or Expense under this Section 8.4.
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by confirmed facsimile or registered mail, postage prepaid, addressed as follows:

     if to Donegal Mutual, to:
Donegal Mutual Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: Donald H. Nikolaus, President
Facsimile: 717-426-7009
     with a copy to:
Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103-4196
Attention: Frederick W. Dreher, Esq.
Facsimile: 215-979-1213
     if to Sheboygan Falls, to:
Sheboygan Falls Mutual Insurance Company
511 Water Street
Sheboygan Falls, WI 53085-0159
Attention: Lee F. Wilcox, President
Facsimile: 920-467-3364
     with a copy to:
Parrett & O’Connell, LLP
10 East Doty Street, Suite 621
Madison, WI 53703
Attention: Connie L. O’Connell
Facsimile: 608-251-1996
or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.
     9.2 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses including, without limitation, legal and accounting fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein. Donegal Mutual shall be solely responsible for the fees and expenses of Sanders.

     9.3 Governing Law. This Agreement and the Note shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to its rules on conflicts of law.
     9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the rights of Sheboygan Falls herein may not be assigned and the rights of Donegal Mutual may be assigned only (a) to such other business organization that shall succeed to substantially all the assets, liabilities and business of Donegal Mutual or (b) to a wholly owned subsidiary of Donegal Mutual, in which event such assignment shall not relieve Donegal Mutual of any of Donegal Mutual’s obligations to Sheboygan Falls under this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.
     9.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.
     9.6 Execution in Counterparts. This Agreement may be executed in two counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party.
     9.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     9.8 Entire Agreement; Statements as Representations. This Agreement, together with the Note, the Services Agreement, the Technology License Agreement, the Retrocessional Reinsurance Agreement, the Amended and Restated Bylaws, the Disclosure Schedules, the Existing Confidentiality Agreements and any documents delivered pursuant to Articles II and VI, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. All statements contained in this Agreement or in any schedule, exhibit, certificate, list or other document delivered pursuant to this Agreement shall be deemed representations and warranties as such terms are used in this Agreement.
     9.9 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which Sheboygan Falls or Donegal Mutual may be entitled, at law or in equity.
     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf as of the date first above written.

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

SHEBOYGAN FALLS MUTUAL INSURANCE COMPANY
By:	/s/ Lee F. Wilcox
Lee F. Wilcox, President

AMENDMENT NO. 1 TO CONTRIBUTION NOTE PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 (this “Amendment”) made and entered into as of this 9th day of May 2007 to the Contribution Note Purchase Agreement (the “Agreement”) made and entered into as of December 27, 2006 between Donegal Mutual Insurance Company, a Pennsylvania mutual fire insurance company (“Donegal Mutual”) and Sheboygan Falls Mutual Insurance Company, a Wisconsin mutual fire and casualty insurance company (“Sheboygan Falls”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement.
WITNESSETH:
     WHEREAS, Section 7.1(b) of the Agreement provides that either Donegal Mutual or Sheboygan Falls may, by one day’s written notice to the other, terminate the Agreement if the Closing shall not have been consummated on or before April 30, 2007;
     WHEREAS, all Required Filings and Approvals to consummation of the Closing have not been obtained as of the date of this Agreement and it appears unlikely to Donegal Mutual and Sheboygan Falls that all Required Filings and Approvals will be obtained by April 30, 2007; and
     WHEREAS, Donegal Mutual and Sheboygan Falls desire to amend the Agreement to change the date of April 30, 2007 as set forth in Section 7.1(b) of the Agreement to May 31, 2007 and to ratify and confirm in all other respects all of the agreements, covenants, representations and warranties and conditions contained in the Agreement;
     NOW, THEREFORE, Donegal Mutual and Sheboygan Falls, in consideration of the agreements, covenants, representations and warranties and conditions contained in the Agreement and this Amendment, covenants and agree as follows:
     1. Amendment and Restatement of Section 7.1(b) of the Agreement. Section 7.1(b) of the Agreement is hereby amended and restated so that, as amended and restated, Section 7.1(b) of the Agreement shall read in its entirety as follows:
“(b) by either Sheboygan Falls or Donegal Mutual by one day’s written notice to Donegal Mutual or Sheboygan Falls, as the case may be; if the Closing shall not have been consummated on or before May 31, 2007; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the purchase and sale of the Note to have been consummated on or before such date.”

     2. Confirmation and Ratification of Remainder of the Agreement. Except as specifically provided in Section 1 of this Amendment, all of the agreements, covenants, representations and warranties and conditions contained in the Agreement are hereby expressly confirmed and ratified and shall remain in full force and effect.
     3. Representations and Warranties.
          (a) Donegal Mutual hereby represents and warrants to Sheboygan Falls that this Amendment has been duly executed and delivered by Donegal Mutual and no further corporate authorization is required on the part of Donegal Mutual in order to consummate the amendment and restatement of the Agreement contemplated by this Amendment.
          (b) Sheboygan Falls hereby represents and warrants to Donegal Mutual that this Amendment has been duly executed by Sheboygan Falls and no further corporate authorization is required on the part of Sheboygan Falls in order to consummate the amendment and restatement of the Agreement contemplated by this Amendment.
     IN WITNESS WHEREOF, each party has caused this Amendment to be executed on its behalf as of the date first above written.

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

SHEBOYGAN FALLS MUTUAL INSURANCE COMPANY
By:	/s/ Lee F. Wilcox
Lee F. Wilcox, President